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SHEFFIELD PHARMACEUTICALS, INC.                   ZAMBON GROUP SPA
425 South Woodsmill Road, Suite 270               20091 Bresso
St. Louis, MO 63017                               Via Lillo del Duca, 10
(314) 579-9899                                    Milan, Italy

Contact:  Thomas Fitzgerald                       Contact:  Mario Galbiati
          (716) 385-0810                                    011-39-266-52-4269

JOHN MUIR ASSOCIATES
5400 Kincheloe Drive
Los Angeles, CA 90041

Contact:  John Muir
           (213) 257-4701


            SHEFFIELD AND ZAMBON ANNOUNCE STRATEGIC ALLIANCE FOR MSI
                                 DELIVERY SYSTEM

ST.   LOUIS,   MISSOURI   AND  MILAN,   ITALY,   JUNE  16,  1998  --   Sheffield
Pharmaceuticals, Inc. (AMEX:SHM) and Zambon Group SpA announced today the formation of a strategic alliance for the worldwide development and commercialization of respiratory drugs using Sheffield's proprietary Metered Solution Inhaler (MSI) system. Zambon is one of Europe's top five prescription respiratory companies.

Specific terms of the agreement, the potential value of which is in excess of $25 million exclusive of the royalty stream or U.S. co-promotion rights, include:

o A $2.15 million equity investment by an affiliate of Zambon in Sheffield, which includes $650,000 previously invested, that will result in ownership of 13% of Sheffield's outstanding common shares. In addition, upon the achievement of certain early technical milestones, Zambon will provide Sheffield with $2 million of interest-free loans as advances against future milestone payments.

o Zambon assumes all development costs, which Sheffield had estimated at approximately $20 million, for respiratory disease therapies in the MSI system, including the four drugs that are Sheffield's current focus: albuterol, ipratropium, cromolyn and beclomethasone, as well as other respiratory compounds that may be suitable for use with the MSI.

o         Zambon may designate a member of Sheffield's Board of Directors.

o Sheffield receives milestone payments upon NDA approval of each of its current four drugs and for the first European product licenses for each of the four drugs.
                                     -more-
o Sheffield receives a royalty from Zambon, ranging from 5%-7%, on all Zambon sales of the MSI system.

o Sheffield receives co-promotion rights in the United states and will be compensated in the form of a profit sharing arrangement.

o Sheffield retains the rights to non-respiratory disease application of the MSI.

Commenting on the alliance, Thomas Fitzgerald, Sheffield's Chairman said, "We are pleased to establish this alliance with Zambon for respiratory disease applications of our MSI delivery system on a global basis. Zambon is a well-respected pharmaceutical company with extensive respiratory expertise and the resources to develop and commercialize products using our unique MSI technology. We are especially pleased to partner with a company that has a significant presence in Europe and ambitions to be a major competitor in the U.S. market." Added Fitzgerald, "This alliance allows us to focus on expanding the scope and depth of our pulmonary delivery technology portfolio while ensuring that our core MSI respiratory products progress to market in a timely fashion."

"The MSI system is an important component in the achievement of Zambon's overall strategic business objectives. The MSI system offers tangible patient benefits and represents an exciting opportunity for Zambon to develop a broad respiratory product range on a global basis. This alliance is an important step in the continued growth and development of Zambon's worldwide respiratory business," said Andrea Zambon, President and CEO, Zambon Group.

Zambon Group SpA, headquartered in Milan, Italy, is a research-intensive, multinational pharmaceutical firm. The group researches, develops and manufactures healthcare products and fine chemicals, which it markets worldwide either directly or through license.

Sheffield Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of later stage, lower risk pharmaceutical opportunities, particularly those utilizing unique pulmonary delivery technologies over a range of therapeutic areas.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created hereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the company to successfully develop and commercialize its technologies. Although the Companies believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the objectives and plans of the Companies will be achieved.

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